UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                    ----------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):
                                 March 30, 2005

                    ----------------------------------------

                        STANDARD MICROSYSTEMS CORPORATION
             (Exact name of registrant as specified in its charter)

          DELAWARE                       0-7422            11-2234952
(State or other jurisdiction of     (Commission File       (I.R.S. Employer
 incorporation)                      Number)                Identification No.)


                    80 Arkay Drive, Hauppauge, New York 11788
               (Address of principal executive offices) (Zip Code)


                                 (631) 435-6000
              (Registrant's telephone number, including area code)


                                       N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|  Pre-commencement   communications  pursuant  to  Rule  14d-2(b)  under  the
     Exchange Act (17 CFR 240.14d-2(b))

|_|  Pre-commencement   communications  pursuant  to  Rule  13e-4(c)  under  the
     Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement

On March 30, 2005, Standard Microsystems Corporation (SMSC) announced the completion that day of its acquisition of OASIS SiliconSystems Holding AG (OASIS). Based in Karlsruhe, Germany, OASIS is engaged in the development and marketing of integrated circuits that enable networking of multimedia devices for automotive infotainment applications.

SMSC acquired all of OASIS's outstanding capital stock in exchange for approximately 2.1 million shares of SMSC common stock, valued at $35.8 million and $58.5 million of cash (net of approximately $21.0 million of cash acquired in the transaction). The source of the cash used in the transaction was SMSC's existing balances. Under the terms of the Share Purchase Agreement, approximately 1.2 million of the shares and $1.8 million of the cash will be held in an escrow account as security for certain indemnity obligations of OASIS's former shareholders. Up to $20.0 million of additional consideration, payable in cash and SMSC common stock, may be issued to OASIS's former shareholders during SMSC's fiscal 2007 upon satisfaction of certain future performance goals. The amount of consideration was determined by arms length bargaining. There is no material relationship between SMSC and the former OASIS shareholders other than in respect of the transaction.

The Share Purchase Agreement dated as of March 30, 2005 by and among SMSC, SMSC GmbH, a wholly owned subsidiary of SMSC, and the shareholders of OASIS, and the press release dated March 30, 2005, are attached as exhibit 2.1 and exhibit 99.1, respectively, to this Form 8-K, and are incorporated herein by reference.

The representations and warranties of each party set forth in the Share Purchase Agreement have been made solely for the benefit of the other parties to the Share Purchase Agreement and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties
(i) have been qualified by disclosures made to the other parties in connection with the Share Purchase Agreement, and (ii) were made only as of the date of the Share Purchase Agreement or such other date as is specified in the Share Purchase Agreement.

Item 2.01 - Completion of Acquisition or Disposition of Assets

On March 30, 2005, SMSC completed its acquisition of OASIS, pursuant to the Share Purchase Agreement, as discussed in Item 1.01 above.

Item 3.02 - Unregistered Sales of Equity Securities

On March 30, 2005, SMSC issued approximately 2.1 million shares of its common stock to shareholders of Oasis, in exchange for all of its issued and outstanding shares, pursuant to a Share Purchase Agreement. These shares were issued in reliance on an exemption from registration under Section 4 (2) of the Securities Act of 1933.

These shares of SMSC common stock qualified for that exemption because the issuance of shares by SMSC did not involve a public offering. The offering was not a "public offering" as defined in Section 4 (2) due to the insubstantial number of persons involved in the transaction, the size of the offering, and the manner of the offering. In addition, the Oasis shareholders had the necessary investment intent as required by Section 4 (2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act of 1933. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a "public offering." Based on the above factors, this transaction meets the requirements to qualify for exemption under Section 4 (2) of the Securities Act of 1933.

Item 9.01 - Financial Statements and Exhibits

(a) Financial Statements of Business Acquired

Financial  statements of OASIS,  which are required to be filed pursuant to this
Item 9.01, will be filed by an amendment to this current report on Form 8-K as soon as practicable, but in no event later than 71 calendar days after the date of this report.

(b) Pro Forma Financial Information

The pro forma financial information required by Article 11 of Regulation S-X will be filed by an amendment to this current report on Form 8-K as soon as practicable, but in no event later than 71 calendar days after the date of this report.

(c) Exhibits

2.1 - Share Purchase Agreement dated as of March 30, 2005 by and among SMSC, SMSC GmbH, a wholly owned subsidiary of SMSC, and the shareholders of OASIS

99.1 -  SMSC press release dated March 30, 2005

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                        STANDARD MICROSYSTEMS CORPORATION

                                  (Registrant)



        Date:  April 5, 2005            By:   /s/ ANDREW M. CAGGIA
                                             ---------------------------
                                             Andrew M. Caggia
                                             Senior Vice President and
                                             Chief Financial Officer,
                                             and Director
                                             (Principal Financial Officer)

                                  Exhibit Index
                                  =============

Exhibit No.         Description
-----------         -----------

2.1 Share Purchase Agreement dated as of March 30, 2005 by and among SMSC, SMSC GmbH, a wholly owned subsidiary of SMSC, and the shareholders of OASIS

99.1 Press release dated March 30, 2005, entitled "SMSC Acquires OASIS SiliconSystems".